March 10, 2009

Mr. James K. Schwartz

Chairman of the Board, President,

Chief Executive Officer and Chief Operating Officer

NPC International, Inc.

7300 West 129th Street

Overland Park, KS 66213

Dear Jim:

Your Amended and Restated Employment Agreement with NPC International, Inc. (the "Company"), dated as of December 29, 2008 (the "New Employment Agreement"), became effective by its terms on January 1, 2009 and technically only has prospective application. The New Employment Agreement amended the Employment Agreement with the Company originally entered into on May 3, 2006 (the "Original Employment Agreement").

By its terms, the Original Employment Agreement would, among other things, determine the calculation and timing of payment of your bonus compensation for your service to the Company in 2008. However, it is your intention, and that of the Board of Directors and the Compensation Committee acting on behalf of the Company, that the provisions set forth in Section 4.2 of the New Employment Agreement should instead govern the calculation, timing of payment and other matters addressed therein with respect to your bonus compensation for your service to the Company in 2008. Accordingly, this letter will serve as confirmation of our agreement that your bonus compensation for your service to the Company in 2008 will be determined in accordance with Section 4.2 of the New Employment Agreement, notwithstanding the terms of the New Employment Agreement or the Original Employment Agreement. For purposes of all filings with the Securities and Exchange Commission, this letter agreement will be referred to as "Amendment, dated as of March 10, 2009, to Amended and Restated Employment Agreement, dated as of December 29, 2008, by and between NPC International, Inc., NPC Acquisition Holdings, LLC and James K. Schwartz."

Please acknowledge your agreement with the foregoing by signing in the space indicated below and returning the same to me at your earliest convenience.

Very truly yours,

/s/ Troy D. Cook

Troy D. Cook

Executive Vice President - Finance

/s/ James K. Schwartz
James K. Schwartz
Chairman of the Board, President,
Chief Executive Officer and Chief Operating Officer